UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2005

MIDWEST BANC HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

_____________________________

DELAWARE (State or other jurisdiction of incorporation)	000-29598 (Commission file number)	36-3252484 (I.R.S. employer identification no.)

501 W. NORTH AVENUE MELROSE PARK, ILLINOIS (Address of principal executive offices)	60160 (Zip Code)

Registrant’s telephone number, including area code: (708) 865-1053

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

     (a) McGladrey & Pullen LLP (“McGladrey”) orally advised Midwest Banc Holdings, Inc. (the “Company”) just prior to the close of business on March 11, 2005, that it had resigned as the Company’s independent accountant. The Company received written confirmation of McGladrey’s resignation on March 14, 2005.

     The reports of McGladrey on the Company’s financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended December 31, 2004 and 2003, and through March 11, 2005, except as noted below, there were no disagreements with McGladrey on matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey, would have caused it to make reference to the subject matter of the disagreement in its reports on the financial statements for such fiscal years. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2004 and 2003 and through the date of this report.

     The Company received an unqualified audit opinion for the years ended December 31, 2004 and 2003 on its financial statements. McGladrey expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

     McGladrey has advised the Company’s audit committee that during the conduct of the 2004 audit, McGladrey encountered a disagreement with management over whether the impairment of FNMA Series F perpetual preferred shares held by the Company as available-for-sale securities at December 31, 2004 was other than temporary.

     At December 31, 2004 shares of the floating rate FNMA Series F perpetual preferred equity securities were trading at amounts less than their amortized cost for a period of sixteen consecutive months. Management believed that the decline in the value of the securities was due in large part to the reset of the dividend rate in the spring of 2004, which was a low point in the interest rate cycle, followed by a subsequent increase in interest rates. Management noted that the next dividend reset date is scheduled for March 2006. The Company expected this investment to recover its original cost as interest rates increased and had both the intent and ability to hold the investment until such recovery occurred.

     At the urging of its auditors, the Company adopted a more conservative position and classified the security as other-than-temporarily impaired. The Company recognized a non-cash pre-tax charge of $10.1 million, in its fourth quarter statement of income, for the other-than-temporary impairment of its floating rate FNMA Series F perpetual preferred equity securities. This loss previously had been reflected in comprehensive income. This action resulted in the reclassification, after tax, of $5.6 million, or $0.31 per diluted share, from comprehensive income to the statement of income for the fourth quarter and reduced net income to $2.4 million, or $0.13 per diluted share, for the year ended December 31, 2004. The reclassification had a minimal impact on stockholders’ equity at December 31, 2004.

     It is the practice of the Company not to retain securities that are classified other-than-temporarily impaired. As a consequence, these securities were liquidated in February 2005 at a $1.3 million gain in excess of the year-end value. The Company continues to own other floating rate perpetual preferred stock of FNMA which management has concluded is not other-than-temporarily impaired because they are appreciated in value.

     The audit committee of the Company discussed with McGladrey the disagreement McGladrey had with management as to whether shares of the Company’s available-for-sale floating rate perpetual preferred equity securities were “other-than-temporarily” impaired, as defined in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Securities and Exchange Commission Staff Accounting Bulletin No. 59, “Accounting for Noncurrent Marketable Equity Securities.

     The Company has authorized McGladrey to respond fully to the inquiries of the Company’s successor accountant concerning the subject matter of the disagreement described herein.

     Pursuant to Item 304(a)(3), the Company has provided McGladrey with a copy of this Form 8-K and has received from them their letter within the time period required by Item 304(a)(3) addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and if not, stating in what respects in which it does not agree.

     The Company’s Audit Committee is in the process of selecting a replacement accounting firm to serve as the Company’s independent accountants.

Item 9.01 Financial Statements and Exhibits

Exhibits

    16.1      Letter on Change in Certifying Accountants

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS INC.

By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Senior Vice President and Chief Financial Officer

Date: March 16, 2005

4